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                                                                    Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors and Shareholders
SCS Transportation, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-100649 and 333-103661) of SCS Transportation, Inc. of our report dated January 22, 2003 with respect to the consolidated balance sheet of SCS Transportation, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of SCS Transportation, Inc.

Our report refers to a change in the Company's method of accounting for goodwill. Our report also refers to our audit of the disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Notes 5 and 13 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financials statements other than with respect to such disclosures.



KPMG LLP
Kansas City, Missouri
March 14, 2003